Exhibit 99

     NORDSON REVISES FINANCIAL OUTLOOK FOR SECOND QUARTER AND FULL-YEAR 2005

    WESTLAKE, Ohio, April 6 /PRNewswire-FirstCall/ -- Nordson Corporation (Nasdaq: NDSN) today announced a revision in the company's revenue outlook for the second quarter ending May 1, 2005. Revenue for the quarter is now expected to increase four percent to six percent. Sales volume is expected to be up one percent to three percent, with the remainder of the expected increase traced to favorable currency associated with the weaker dollar. Earnings expectations for the second quarter will be affected by the gross margin impact of this revision.

    "A softness in European and Japanese order activity within our adhesive business segment has prompted us to adjust our revenue outlook for the second quarter," said Edward P. Campbell, Nordson Chairman and Chief Executive Officer. "For the fiscal year we are expecting volume growth, exclusive of acquisitions, to be in the four percent to five percent range," Campbell added.

    Nordson Corporation is one of the world's leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson Corporation has more than 3,500 employees worldwide, and direct operations and sales support offices in 30 countries.

    Contact: Derrick Johnson, Director, Corporate Communications
    Phone:   440.414.5639 (direct)
    E-mail:  djohnson@nordson.com

SOURCE  Nordson Corporation
    -0-                             04/06/2005
    /CONTACT: Derrick Johnson, Director, Corporate Communications of Nordson Corporation, +1-440-414-5639, or djohnson@nordson.com /
    /Web site:  http://www.nordson.com /